Filed pursuant to Rule 424(b)(3)

File No. 333-264983

Carlyle AlpInvest Private Markets Fund

Supplement dated February 8, 2024, to the

Prospectus and Statement of Additional Information, each dated July 28, 2023

This supplement amends certain information in the Prospectus and Statement of Additional Information (“SAI”), each dated July 28, 2023, of Carlyle AlpInvest Private Markets Fund (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this supplement remains unchanged.

1.

Messrs. Matthew Romanczuk and Eric Anton have been named portfolio managers of the Fund. Messrs. Joseph O’Connor, Sid Murdeshwar, Matthew Romanczuk and Eric Anton have primary responsibility for the day-to-day management of the Fund.

2.	Effective immediately, the following descriptions of the Fund’s new portfolio managers have been added to the Prospectus under “Management of the Fund—Investment Personnel”:

Matthew Romanczuk

Mr. Romanczuk became a portfolio manager of the Fund in February 2024. He is a Managing Director in the Secondary and Portfolio Finance team where he is responsible for transactions in North America. Mr. Romanczuk joined AlpInvest Partners in 2011 from Peter J. Solmon Company, where he was an investment banking analyst focused on M&A. Mr. Romanczuk received an A.B. in Economics, magna cum laude, from Harvard University. He represents AlpInvest Partners on a number of advisory boards of fund partnerships.

Eric Anton

Mr. Anton became a portfolio manager of the Fund in February 2024. He is a Managing Director in the Secondary and Portfolio Finance team where he is responsible for transactions in North America. Mr. Anton joined AlpInvest Partners in 2011 from Jefferies, where he was an investment banker focused on healthcare. Prior to Jefferies, Eric was with Ziegler, where he focused on M&A. Mr. Anton received a B.A. from Colgate University. He represents AlpInvest Partners on a number of advisory boards of fund partnerships.

3.	Effective immediately, the following information is added to the tables under the “Investment Management and Other Services—Other Accounts Managed by the Portfolio Managers” section of the SAI:

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts[1]	Total Assets	Number of Accounts	Total Assets	Number of Accounts	Total Assets
Matthew Romanczuk[2]	0	$0	95	$31,226,668,957	13	$23,951,125,784
Eric Anton[2]	0	$0	95	$31,226,668,957	13	$23,951,125,784

[1]	Does not include the Fund.
[2]	Began serving as a portfolio manager of the Fund on February 5, 2024. Information provided is as of December 31, 2023.

	Registered Investment Companies for which AlpInvest receives a performance-based fee		Other Pooled Investment Vehicles managed for which AlpInvest receives a performance-based fee		Other Accounts managed for which AlpInvest receives a performance- based fee
Portfolio Manager	Number of Accounts[1]	Total Assets	Number of Accounts	Total Assets	Number of Accounts	Total Assets
Matthew Romanczuk[2]	0	$0	67	$29,894,568,186	4	$21,937,977,399
Eric Anton[2]	0	$0	67	$29,894,568,186	4	$21,937,977,399

[1]	Does not include the Fund.
[2]	Began serving as a portfolio manager of the Fund on February 5, 2024. Information provided is as of December 31, 2023.

4.

Effective immediately, the following information is added to the table under the “Investment Management and Other Services— Portfolio Management Team Ownership of Securities in the Fund” section of the SAI:

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund
Matthew Romanczuk[1]	None
Eric Anton[1]	None

[1]	Began serving as a portfolio manager of the Fund on February 5, 2024. Information provided is as of December 31, 2023.

5.	As previously announced, Garrett Hall is no longer serving as a portfolio manager of the Fund. Accordingly, all references pertaining to Mr. Hall are hereby removed from the Fund’s Prospectus and SAI.

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Please Retain This Supplement for Future Reference